Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

March 17, 2017

Vivint Solar, Inc.

1800 West Ashton Blvd.

Lehi, Utah 84043

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Vivint Solar, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration of the offer and sale under the Securities Act of 1933, as amended, of an aggregate of 12,884,965 shares of common stock, par value $0.01 per share (the “Shares”), reserved for issuance under the 2014 Equity Incentive Plan (the “Plan”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

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